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Press Release

Kemper Director Gerald Laderman Named Chairman

Succeeds Joseph P. Lacher, Jr. Who Retains CEO, President and Director Roles

CHICAGO--(BUSINESS WIRE)--Kemper Corporation (NYSE: KMPR) today announced that its Board of Directors has elected current Director Gerald Laderman to the role of Chairman of the Board, effective immediately. Laderman succeeds Joseph P. Lacher, Jr., who continues as CEO, President and Director. Stuart B. Parker will shift from Lead Director back to Director. Kemper’s decision to appoint an independent chairman was previously disclosed in the 2024 Proxy Statement.

“Gerry is a well-respected leader that has helped advance Kemper, and I couldn’t be more pleased with this appointment,” said Lacher. “His strong background, expertise and leadership acumen will further benefit the company as we move to the next chapter of the Kemper story. I look forward to continuing to work alongside Gerry in his new capacity, and know he will serve Kemper well.”

Laderman joined the Kemper board of directors in February 2020, and has served as a member of the Board’s Audit and Investment committees. His upcoming retirement will conclude nearly 35 years of experience in the airline industry, including senior leadership roles at United Airlines and Continental Airlines. Laderman has a Bachelor of Arts degree from Dartmouth College and a law degree from the University of Michigan Law School.

“I am honored to have the opportunity to serve as Kemper’s Chairman,” said Laderman. “The talent and focus of the Board and leadership team is a core strength, and the Board and I have full confidence in the strategy on which Joe and his leadership team are executing. I look forward to continuing the good work to move Kemper forward and deliver shareholder value.”

About Kemper

The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.9 million policies, is represented by 23,700 agents and brokers, and has 8,100 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Contacts
Investors: Michael Marinaccio	312.661.4930 or investors@kemper.com
Media: Barbara Ciesemier	312.661.4521 or bciesemier@kemper.com